Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1)	Registration Statement (Form S-3 No. 333-120692),

2)	Registration Statement (Form S-3 No. 33-94782),

3)	Registration Statement (Form S-3 No. 333-22211),

4)	Registration Statement (Form S-3 No. 333-43267),

5)	Registration Statement (Form S-3 No. 333-39282),

6)	Registration Statement (Form S-3 No. 333-65592), and

7)	Registration Statement (Form S-3 No. 333-125571);
of our report dated February 23, 2007 (except for Notes 2, 3, 5, 11, and 12, as to which the date is January 11, 2008), with respect to the consolidated financial statements and schedule of Liberty Property Limited Partnership, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
January 11, 2008